Exhibit 10.22

November 1, 2017

Scott O’Rourke
1311 Hull Street
Baltimore, MD 21230

Re:	ZeroFox Executive Retention Program - Stock Option Vesting Upon a Change in Control of ZeroFox, Inc.

Dear Scott:

We are pleased to provide you with this letter agreement (“Letter Agreement”) in recognition of your status as a valued executive of ZeroFox, Inc. (“ZeroFox” or the “Company”). This Letter Agreement provides enhanced vesting terms for your stock options specified below in the event of a Change in Control (as defined below) of ZeroFox, and represents our retention program for executives.

This letter agreement pertains to the stock options (the “Options”) granted to you under the:

Incentive Stock Option Notice with a Grant Date of October 28, 2015; and
Incentive Stock Option Notice with a Grant Date of January 27, 2016; and
Incentive Stock Option Notice with a Grant Date of February 14, 2017

(each, a “Grant Agreement”), and amends the terms of the Grant Agreement(s) and the ZeroFox, Inc. 2013 Equity Incentive Plan (“Plan”).

Notwithstanding any contrary provisions of the Grant Agreement(s) and the Plan, the following terms shall apply to the Options:

1.

If your employment is involuntarily terminated without Cause (as defined below), or if you terminate your employment with Good Reason (as defined below) within the 12-month period following consummation of a Change in Control, and you meet the release of claims requirements described in Paragraph 3 below, your Options will be subject to accelerated vesting as described in Paragraph 4 below.

2.

If your employment is involuntarily terminated without Cause between the date on which a definitive Change in Control transaction agreement is approved by the Company’s Board of Directors and consummation of the Change in Control, you meet the release of claims requirements described in Paragraph 3 below, and the Change in Control transaction is actually consummated, your Options will be subject to accelerated vesting as described in Paragraph 4 below.

3.

If you meet the criteria for accelerated vesting described in Paragraphs 1 or 2, as a further condition to acceleration of vesting, you must timely sign and return a release of claims in a form provided by the Company, and allow any revocation period for the release to expire without revoking the release.

4.

If you are entitled to accelerated vesting under the foregoing provisions, then with respect to each of your outstanding Grant Agreements under the Plan, vesting will be accelerated by the lesser of (a) 50% of the original number of options granted under the Grant Agreement, or (b) all remaining nonvested options granted under the Grant Agreement.

5.

ZeroFox shall not exercise its right under Section 7(d)(iii)(5) of the Plan to cancel the Options in exchange for payment of an amount determined in the sole discretion of the Board, in connection with a Change in Control.

6.

For purposes of this Letter Agreement, the following definitions shall apply (notwithstanding any other agreement between you and ZeroFox that defines any of the following terms differently for other purposes):

(a)

“Cause” means your (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with your duties or willful failure to perform your responsibilities in the best interests of the Company; (v) illegal use or distribution of drugs; (vi) violation of any Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company, all as determined by the Company, which determination will be conclusive.

(b)

“Change in Control” means: (i) the acquisition (other than from the Company) by any Person, as defined below, of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning one hundred percent (100%) of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock. A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the Company’s common stock in a registered public offering.

(c)

Good Reason means (i) a material decrease in your base salary, except where such decrease applies to all executives, or (ii) a geographic relocation without your consent more than forty-five (45) miles from the current location of your primary place of employment as of the date hereof; provided, however, that for purposes of this Letter Agreement, any proposed termination of employment by you shall not be considered for Good Reason, unless you first provide written notice to the Company within ninety (90) days following the date on which the purported Good Reason condition first occurs, and the Company has not cured the purported Good Reason condition within thirty (30) days after receipt of your written notice. Your termination of employment shall not be considered to be for Good Reason unless it occurs no more than one hundred and twenty (120) days following the date on which the purported Good Reason condition first occurs.

7.

Except as set forth in this Letter Agreement, the terms of the Plan and your Grant Agreement(s) shall continue to apply to the Options.

Please sign and date below to indicate your acceptance of these terms.

Very truly yours,

/s/ James C. Foster
James C. Foster

Acknowledged and agreed:

/s/ Scott O’Rourke
Scott O’Rourke

Date:	11/1/2017